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                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES

       Exhibit No. (11) - Statement - computation of per share earnings

                Statement of Computations of Earnings per Share

                                       For the Three Months
                                          Ended March 31
                                      ----------------------
                                         1995        1994
                                      ----------  ----------
Net earnings                          $2,685,000  $2,453,000
                                      ==========  ==========
Average common shares outstanding      7,520,000   7,520,000
                                      ==========  ==========
Earnings per share of common stock    $      .36  $      .33
                                      ==========  ==========